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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Delta Financial Corporation

We consent to incorporation by reference in the Registration Statements (Nos. 33-15835 and 33-88290) on Form S-8 of Delta Financial Corporation of our report dated March 22, 2004, relating to the consolidated balance sheets of Delta Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Delta Financial Corporation. Our report contained an explanatory paragraph that described the adoption of a new accounting principle as of December 31, 2002.


/s/ KPMG LLP

Melville, New York
March 30, 2004